Exhibit 3.2

AMENDED AND RESTATED

BYLAWS OF LINCOLN NATIONAL CORPORATION

(Effective May 23, 2013~~May 26, 2011~~)

ARTICLE 1.

Shareholders

Section 1.  Annual Meeting.   An annual meeting of the shareholders shall be held at such hour and on such date as the board of directors may select in each year for the purpose of electing directors for the terms hereinafter provided and for the transaction of such other business as may properly come before the meeting.  The board of directors may postpone an annual meeting for which notice has been given in accordance with Section 4 of this Article I.

Section 2.    Special Meetings.   Special meetings of the shareholders may be called by the board of directors.  Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.  The board of directors may postpone a special meeting for which notice has been given in accordance with Section 4 of this Article I.

Section 3.    Place of Meetings.   All meetings of shareholders shall be held at such place, either within or without the State of Indiana, as may be designated by the board of directors.

Section 4.    Notice of Meetings.  A written or printed notice, stating the place, day and hour of the meeting, and in the case of a special meeting or when required by law or by the articles of incorporation or these bylaws, the purpose or purposes for which the meeting is called, shall be delivered or mailed by or at the direction of the secretary of the corporation no fewer than ten nor more than sixty days before the date of the meeting, to each shareholder of record entitled to vote at such meeting at such address as appears upon the stock records of the corporation.

Section 5.  Quorum.   Unless otherwise provided by the articles of incorporation or these bylaws, at any meeting of shareholders the majority of the outstanding shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.  If less than a majority of such shares are represented at a meeting, the person presiding at the meeting may adjourn the meeting from time to time.  At any meeting at which a quorum is present, the person presiding at the meeting may adjourn the meeting from time to time.  The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 6.    Adjourned Meetings.   At any adjourned meeting at which a quorum shall be represented any business may be transacted as might have been transacted at the meeting as originally notified.  If a new record date is or must be established pursuant to law, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 7.  Proxies.  At all meetings of shareholders, a shareholder may vote either in person or by proxy executed in writing by the shareholder or a duly authorized attorney in fact.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 8.    Voting of Shares.   Except as otherwise provided by law, by the articles of incorporation, or by these bylaws, every shareholder shall have the right at every shareholders’ meeting to one vote for each share standing in his name on the books of the corporation on the date established by the board of directors as the record date for determination of shareholders entitled to vote at such meeting.

Section 9.    Order of Business.   The order of business at each shareholders’ meeting shall be established by the person presiding at the meeting.

Section 10.    Notice of Shareholder Business.     (A)  At any annual meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 11 of this Article I) must be (a) specified in the notice of meeting given in accordance with Section 4 of this Article I, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 10.  Except for proposals properly made in accordance with Rule 14a-8 (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (c) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders.  Without qualification, for business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an  “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced.  In no event shall any adjournment or postponement of an annual meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 10.  A shareholder’s notice to the secretary of the corporation shall set forth as to each matter the shareholder proposes to bring before the annual meeting or as to the shareholder giving notice, as applicable, (a) a brief description of the business desired to be brought before the annual meeting, including the text of any proposal to be presented, and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business and any Shareholder Associated Person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of such persons with respect to shares of the corporation and (e) any interest of the shareholder or any Shareholder Associated Person in such business desired to be brought before the annual meeting.  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10.  Shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders, and the only matters that may be brought before a special meeting of shareholders are the matters specified in the notice of meeting given in accordance with Section 4 of this Article I.  The person presiding at any meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted.

(B)  For purposes of this Section 10 and Section 11 below, “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with such shareholder, (ii) any beneficial owner of shares of the corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person, and “publicly announce” shall mean disclosure in a press release reported by a national news service or in a document publicly filed or furnished by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 of the Exchange Act.

(C)  A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 10 shall be true and correct as of the record date for the annual meeting, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the annual meeting.

(D)  If information submitted pursuant to this Section 10 by any shareholder shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10.  Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing business at an annual meeting of shareholders shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by the shareholder pursuant to this Section 10.  If a shareholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 10 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 10.

(E)  This Section 10 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 (or any successor provision) of the Exchange Act.  In addition to the requirements of this Section 10 with respect to any business proposed to be brought before an annual meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such business.  Nothing in this Section 10 shall be deemed to affect any right of a shareholder to request inclusion of proposals in, nor the right of the corporation to omit a proposal from, the corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Section 11.    Notice of Shareholder Nominees.  (A)  Nominations of persons for election to the board of directors of the corporation may be made at any annual meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting.  Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the corporation.  To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is scheduled to be held on an Other Annual Meeting Date, such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date such Other Annual Meeting Date is first publicly announced.  In the event the board of directors calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that the shareholder’s notice of such nomination contains the information specified in this Section 11 and is delivered to the secretary of the corporation not later than the close of business on the tenth day following the earlier of the date the corporation shall have mailed the notice of such meeting to shareholders or the date on which the date of such special meeting and either the names of the nominees proposed by the board of directors to be elected at such meeting or the number of directors to be elected are first publicly announced.  In no event shall any adjournment or postponement of an annual or special meeting or the announcement or notice thereof by the corporation commence a new time period (or extend any time period) for the giving of a shareholder’s notice as provided in this Section 11.  Such shareholder’s notice shall set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by such person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of such person with respect to shares of the corporation, (d) as of the date of the shareholder’s notice, whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of such person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, such person or to increase or decrease the voting power or pecuniary or economic interest of such person with respect to shares of the corporation and (e) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  In addition, such shareholder’s notice shall set forth as to the shareholder giving notice (a) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such nomination(s) and any Shareholder Associated Person,  (b) as of the date of the shareholder’s notice, the class and number of shares of the corporation which are beneficially owned or held of record by the shareholder and any Shareholder Associated Person and whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest has been entered into by or on behalf of any such person(s) with respect to shares of the corporation, (c) as of the date of the shareholder’s notice, whether any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of the corporation) has been made by or on behalf of the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, or to manage risk or benefit of share price changes for, any such person(s) or to increase or decrease the voting power or pecuniary or economic interest of any such person(s) with respect to shares of the corporation and (d) to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election or reelection as a director.  No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 11.  The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(B)  A  shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11 shall be true and correct as of the record date for the meeting and such update and supplement shall be delivered to, or mailed and received by, the secretary of the corporation not later than five (5) business days after the record date for the meeting.

(C)  At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

(D)  If information submitted pursuant to this Section 11 by any shareholder or nominee shall be inaccurate to any material extent as determined by the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee to make such determination, such information may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11.  Upon written request by the secretary of the corporation, the board of directors or any committee thereof, the shareholder proposing a nominee at a meeting of shareholders or the nominee, if applicable, shall provide, within ten days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any officer authorized by the board of directors or any such committee, to demonstrate the accuracy of any information submitted by such person pursuant to this Section 11.  If a shareholder or a nominee, if applicable, fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11 in which case such shareholder shall be deemed not to have complied with the notice provisions of this Section 11.

(E)  In addition to the requirements of this Section 11 with respect to any nomination proposed to be made at a meeting, a shareholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to any such nominations.

Section 12.    Control Share Acquisitions.  As used in this Section 12, the terms  “control shares” and  “control share acquisition” shall have the same meanings as set forth in Indiana Code Section 23-1-42-1 et seq.  (the  “Act”).  Control shares of the corporation acquired in a control share acquisition shall have only such voting rights as are conferred by the Act.  Control shares of the corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the corporation the statement required by the Act may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring person, be redeemed by the corporation at the fair value thereof pursuant to procedures authorized by a resolution of the board of directors.  Such authority may be general or confined to specific instances.

Section 13.    Voting Procedures on Change of Control.  In addition to any other authority granted under Indiana law for the corporation to enter into any arrangement, agreement or understanding with respect to the voting of voting shares, pursuant to the authority granted in Indiana Code Section 23-1-22-4, the corporation shall have the power to enter into any arrangement, agreement or understanding of any nature whatsoever and for any duration whereby the board of directors or any group of directors of the corporation can specify or direct the voting by any other person of any shares of any class or series beneficially owned by such person, or as to which such person has the direct or indirect power to direct the voting, in connection with a change of control of the corporation.  As used in this Section 13, the term  “control” shall have the same meaning as set forth in Indiana Code Section 23-1-22-4.

In the event that an arrangement, agreement or understanding is in effect, and the voting shares of the corporation are not voted in accordance with any such arrangement, agreement or understanding, neither such voting shares nor such votes shall be counted in connection with any vote of the corporation’s shareholders relating to any aspect of a change of control.

ARTICLE II.

Board of Directors

Section 1.    General Powers, Number, Classes and Tenure.  The business of the corporation shall be managed by a board of directors.  The number of directors which shall constitute the whole board of directors of the corporation shall be eleven.  The number of directors may be increased or decreased from time to time by amendment of these bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.  The directors shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors then constituting the whole board of directors, with one class to be elected annually by shareholders for a term of three years, to hold office until their respective successors are elected and qualified; except that

(1)                              the terms of office of directors initially elected shall be staggered so that the term of office of one class shall expire in each year;

(2)the term of office of a director who is elected by either the directors or shareholders to fill a vacancy in the board of directors shall expire at the end of the term of office of the succeeded director’s class or at the end of the term of office of such other class as determined by the board of directors to be necessary or desirable in order to equalize the number of directors among the classes;

(3)the board of directors may adopt a policy limiting the time beyond which certain directors are not to continue to serve, the effect of which may be to produce classes of unequal size or to cause certain directors either to be nominated for election for a term of less than three years or to cease to be a director before expiration of the term of the director’s class.

In case of any increase in the number of directors, the additional directors shall be distributed among the several classes to make the size of the classes as equal as possible.  The classes and terms of directors shall not be governed by Indiana Code Section 23-1-33-6(c).

Commencing at the annual meeting of shareholders that is held in calendar year 2015, directors shall be elected annually for terms of one year, except that any director in office at the 2015 annual meeting whose term expires at the annual meeting of shareholders to be held in calendar year 2016 or 2017 shall continue to hold office until the end of the applicable term for which such director was elected and until such director’s successor shall have been elected and qualified, but subject to prior death, resignation, retirement, disqualification or removal from office.  At each annual meeting thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, but subject to prior death, resignation, retirement, disqualification, decrease in the number of directors or removal from office.

Section 2.  Regular Meetings.   A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders.  The board of directors may provide, by resolution, the time and place, either within or without the State of Indiana, for the holding of additional regular meetings without other notice than such resolution.

Section 3.    Special Meetings.   Special meetings of the board of directors may be called by the chief executive officer, the chairman of the board or any director designated by the board as the Lead Director.  The secretary of the corporation shall call special meetings of the board of directors when requested in writing to do so by six of the members thereof.  Special meetings of the board of directors may be held either within or without the State of Indiana.

Section 4.    Notice of Meetings.   Except as otherwise provided in these bylaws, notice of any meeting of the board of directors shall be given, not less than two days before the date fixed for such meeting, by oral, telegraphic, telephonic, electronic or written communication stating the time and place thereof and delivered personally to each member of the board of directors or telegraphed, delivered electronically or mailed to him at his business address as it appears on the books of the corporation; provided, that in lieu of such notice, a director may sign a written waiver of notice either before the time of the meeting, at the time of the meeting or after the time of the meeting.

Section 5.    Quorum.   A majority of the whole board of directors shall be necessary to constitute a quorum for the transaction of any business except the filling of vacancies, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 6.    Manner of Acting.   The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by law or by the articles of incorporation or these bylaws.  Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a written consent to such action is signed by all members of the board of directors and such written consent is filed with the minutes of proceedings of the board of directors.  Unless otherwise provided by the articles of incorporation, any or all members of the board of directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting.

Section 7.    Vacancies.   Except as otherwise provided in the articles of incorporation or these bylaws, any vacancy occurring in the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum of the board of directors, or, at the discretion of the board of directors, any vacancy may be filled by a vote of the shareholders.

Section 8.    Notice to Shareholders.   Shareholders shall be notified of any increase in the number of directors and the name, address, principal occupation and other pertinent information about any director elected by the board of directors to fill any vacancy.

Section 9.  Chairman of the Board.  The board of directors shall annually elect one of its members to be chairman of the board and shall fill any vacancy in the position of chairman of the board at such time and in such manner as the board of directors shall determine.  The chairman of the board may also be an officer of the corporation. The chairman of the board shall preside at all meetings of the shareholders and of the board of directors at which he may be present and shall have such other powers and duties as may be determined by the board of directors.  In the absence of the chairman of the board, such other director may be designated by a majority of the directors to preside at all meetings of the shareholders and of the board of directors, but if the board of directors fails to designate one of its members to so preside, then the chief executive officer, if a director, shall so preside.  If there is no chief executive officer or the chief executive officer is not a director, then the president, if a director, shall so preside.

Section 10. Election of Directors.  Directors shall be elected as set forth in the articles of incorporation of the corporation.  If a nominee fails to receive the required vote and is an incumbent director, the director shall within five (5) business days of such vote being certified by the inspector of elections promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The board of directors shall act on the tendered resignation within ninety days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decision of the board of directors with respect to his or her resignation. If an incumbent director's resignation is not accepted by the board of directors, such director shall continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier resignation or removal.  If a director's resignation is accepted by the board of directors, or if a nominee fails to receive the required vote and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy pursuant to the provisions of Section 7 of this Article or may decrease the size of the board of directors pursuant to the provisions of Section 1 of this Article.

ARTICLE III.

Officers

Section 1.    Elected Officers.   The elected officers of the corporation shall include one of or both a chairman of the board and a president, and shall also include a secretary, and a treasurer.  The elected officers of the corporation may include one or more vice presidents of a class or classes as the board of directors may determine, and such other officers as the board of directors may determine.  The chairman of the board, if elected, and president, if elected, shall be chosen from among the directors.  Any two or more offices may be held by the same person.

Section 2.    Appointed Officers.   The appointed officers of the corporation shall be one or more second vice presidents, assistant vice presidents, assistant treasurers, and assistant secretaries.

Section 3.    Election or Appointment and Term of Office.   The elected officers of the corporation may be elected by the board of directors at any meeting at which a quorum is present for a fixed term or a term expiring when their successor is duly elected and qualified.  The appointed officers of the corporation may be appointed by the chief executive officer at any time for a fixed term or a term expiring when their successor is duly elected and qualified.  Each officer shall hold office until their successor shall have been duly elected or appointed and shall have qualified or until their death, resignation, retirement or removal.

Section 4.    Removal.   Any officer may be removed by the board of directors and any appointed officer may be removed by the chief executive officer, whenever in their judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.    Vacancies.   A vacancy in any elected office may be filled by the board of directors.

Section 6.  Chief Executive Officer.   If the elected officers of the corporation include both a chairman of the board and a president, the board of directors shall designate one of such officers to be the chief executive officer of the corporation.  If the elected officers of the corporation include one of but not both a chairman of the board and a president, such officer shall be the chief executive officer of the corporation.  The chief executive officer of the corporation shall be, subject to the board of directors, in general charge of the affairs of the corporation.  The chief executive officer shall perform all duties incident to the office of the chief executive and such other duties as from time to time may be assigned to him by the board of directors.

Section 7.    President.   The president shall have such powers and duties as may be determined by the board of directors or are incident to the office of the president.

Section 8.    Vice Presidents.  A vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors or are incident to the office of vice president.    In the absence of the president and in accordance with such order of priority as may be established by the board of directors, he may perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may be designated as  “executive,” “senior” or by departmental or functional classification.

Section 9.    Second Vice Presidents and Assistant Vice Presidents.  A second vice president and an assistant vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors or are incident to the office of second vice president or assistant vice president.

Section 10.    Secretary.   The secretary shall (a) keep the minutes of the shareholders’ and board of directors’ meetings in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized, and (d) in general perform all duties incident to the office of secretary and such other duties as may be assigned by the chief executive officer or the board of directors.

Section 11.    Assistant Secretaries.   In the absence of the secretary, an assistant secretary shall have the power to perform his duties including the certification, execution and attestation of corporate records and corporate instruments.  Assistant secretaries shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

Section 12.    Treasurer.   The treasurer shall (a) have charge and custody of all funds and securities of the corporation, (b) receive and give receipts for monies due and payable to the corporation from any source whatsoever, (c) deposit all such monies in the name of the corporation in such depositories as are selected by the board of directors, and (d) in general perform all duties incident to the office of treasurer and such other duties as may be assigned by the chief executive officer or the board of directors.  If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such form and with such surety or sureties as the board of directors shall determine.

Section 13.    Assistant Treasurers.   In the absence of the treasurer, an assistant treasurer shall have the power to perform his duties.  Assistant treasurers shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

ARTICLE IV.

Committees

Section 1.    Board Committees.   Except as provided in these bylaws, the board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate from among its members one or more committees each of which, to the extent provided in such resolution and except as otherwise provided by law, shall have and exercise all the authority of the board of directors.  Except as provided in these bylaws, each such committee shall serve at the pleasure of the board of directors.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.  Each such committee shall keep a record of its proceedings and shall adopt its own rules of procedure.  It shall make such reports to the board of directors of its actions as may be required by the board.

Section 2.    Advisory Committees.   The board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate one or more advisory committees, a majority of whose members shall be directors.  An advisory committee shall serve at the pleasure of the board of directors, keep a record of its proceedings and adopt its own rules of procedure.  It shall make such reports to the board of directors of its actions as may be required by the board.

Section 3.    Manner of Acting.   Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of a committee established under this Article IV may be taken without a meeting, if a written consent to such action is signed by all members of the committee and such written consent is filed with the minutes of proceedings of the committee.  Unless otherwise provided by the articles of incorporation, any or all members of such committee may participate in a meeting of the committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting.

ARTICLE V.

Corporate Instruments and Loans

Section 1.    Corporate Instruments.   The board of directors may authorize any officer or officers to execute and deliver any instrument in the name of or on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2.  Loans.   No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors.  Such authority may be general or confined to specific instances.

ARTICLE VI.

Stock Certificates, Transfer of Shares, Stock Records

Section 1.    Certificates for Shares.   Shares may, but need not be, represented by certificates.  Each shareholder, upon request, shall be entitled to a certificate, signed by the president or a vice president and the secretary or any assistant secretary of the corporation, certifying the number of shares owned by him in the corporation.  If such certificate is countersigned by the written signature of a transfer agent other than the corporation or its employee, the signatures of the officers of the corporation may be facsimiles.  If such certificate is countersigned by the written signature of a registrar other than the corporation or its employee, the signatures of the transfer agent and the officers of the corporation may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of its issue.  Certificates representing shares of the corporation shall be in such form consistent with the laws of the State of Indiana as shall be determined by the board of directors.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the corporation.

Section 2.    Transfer of Shares.   Transfer of shares of the corporation shall be made on the stock transfer records of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the corporation, and, except as otherwise provided in these bylaws, on surrender for cancellation of the certificates for such shares.

Section 3.    Lost, Destroyed or Wrongfully Taken Certificates.  Any person claiming a certificate of stock to have been lost, destroyed or wrongfully taken, and who requests the issuance of a new certificate before the corporation has notice that the certificate alleged to have been lost, destroyed or wrongfully taken has been acquired by a bona fide purchaser, shall make an affidavit of that fact and shall give the corporation and its transfer agents and registrars a bond of indemnity with unlimited liability, in form and with one or more corporate sureties satisfactory to the chief executive officer or treasurer of the corporation (except that the chief executive officer or treasurer may authorize the acceptance of a bond of different amount, or a bond with personal surety thereon, or a personal agreement of indemnity), whereupon in the discretion of the chief executive officer or the treasurer and except as otherwise provided by law a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or wrongfully taken.  In lieu of a separate bond of indemnity in each case, the chief executive officer of the corporation may accept an assumption of liability under a blanket bond issued in favor of the corporation and its transfer agents and registrars by one or more corporate sureties satisfactory to him.

Section 4.    Transfer Agent and Registrars.   The board of directors by resolution may appoint a transfer agent or agents or a registrar or registrars of transfer, or both.  All such appointments shall confer such powers, rights, duties and obligations consistent with the laws of the State of Indiana as the board of directors shall determine.  The board of directors may appoint the treasurer of the corporation and one or more assistant treasurers to serve as transfer agent or agents.

Section 5.    Record Date.  For the purposes of determining shareholders entitled to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as a record date for any such determination of shareholders, such date in any case to be not more than seventy days before the meeting or action requiring a determination of shareholders.

ARTICLE  VII.

Liability

No person or his personal representatives shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person in good faith as an officer or employee of the corporation, or as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, which he serves or served at the request of the corporation, if such person (a) exercised and used the same degree of care and skill as a prudent man would have exercised and used under like circumstances, charged with a like duty, or (b) took or omitted to take such action in reliance upon advice of counsel for the corporation or such enterprise or upon statements made or information furnished by persons employed or retained by the corporation or such enterprise upon which he had reasonable grounds to rely.  The foregoing shall not be exclusive of other rights and defenses to which such person or his personal representatives may be entitled under law.

ARTICLE VIII.

Indemnification

Section 1.    Actions by a Third Party.   The corporation shall indemnify any person who is or was a party, or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation), and whether formal or informal, who is or was a director, officer, or employee of the corporation or who, while a director, officer, or employee of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against:

1.	any reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding, if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or
2.

judgments, settlements, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding where such person is not wholly successful on the merits or otherwise in the defense of the proceeding if:

(i)      the individual’s conduct was in good faith; and

(ii)    the individual reasonably believed:

(a)      in the case of conduct in the individual’s capacity as a director, officer or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(b)      in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

(iii)  in the case of any criminal proceeding, the individual either:

(a)      had reasonable cause to believe the individual’s conduct was lawful; or

(b)      had no reasonable cause to believe the individual’s conduct was unlawful.

            The termination of a proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director, officer, or employee did not meet the standard of conduct described in this section.

Section 2.    Actions by or in the Right of the Corporation.   The corporation shall indemnify any person who is or was a party or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, or employee of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against any reasonable expenses (including attorneys’ fees):

(A)if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(B)if not wholly successful:

(i)            the individual’s conduct was in good faith; and

(ii)    the individual reasonably believed:

(a)      in the case of conduct in the individual’s capacity as a director, officer, or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(b)      in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests,

except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

Section 3.    Methods of Determining Whether Standards for Indemnification Have Been Met.  Any indemnification under Sections 1 or 2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2.  In the case of directors of the corporation such determination shall be made by any one of the following procedures:

(A)by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(B)if a quorum cannot be obtained under (a), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(C)by special legal counsel:

(i)                  selected by the board of directors or a committee thereof in the manner prescribed in (a) or (b); or

(ii)

if a quorum of the board of directors cannot be obtained under (a) and a committee cannot be designated under (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate).

In the case of persons who are not directors of the corporation, such determination shall be made (a) by the chief executive officer of the corporation or (b) if the chief executive officer so directs or in his absence, in the manner such determination would be made if the person were a director of the corporation.

Section 4.    Advancement of Defense Expenses.   The corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, or employee who is a party to a proceeding described in Section 1 or 2 of this Article in advance of the final disposition of said proceeding if:

            (A)            the director, officer, or employee furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 1 or 2; and

            (B)            the director, officer, or employee furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that the director, officer or employee did not meet the standard of conduct; and

            (C)            a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 1 or 2.

            (D)            The undertaking required by this Section must be an unlimited general obligation of the director, officer, or employee but need not be secured and may be accepted by the corporation without reference to the financial ability of such person to make repayment.

Section 5.    Non-Exclusiveness of Indemnification.   The indemnification and advancement of expenses provided for or authorized by this Article does not exclude any other rights to indemnification or advancement of expenses that a person may have under:

            (A)            the corporation’s articles of incorporation or bylaws or any agreement entered into between the corporation and such person;

            (B)            any resolution of the board of directors or the shareholders of the corporation;

(C)	any other authorization adopted by the shareholders; or

(D)            otherwise as provided by law, both as to such person’s actions in his capacity as a director, officer, or employee of the corporation and as to actions in another capacity while holding such office.

Such indemnification shall continue as to a person who has ceased to be a director, officer, or employee, and shall inure to the benefit of the heirs and personal representatives of such person.

Section 6.  Amendment or Repeal.  No amendment or repeal of the foregoing indemnification provisions in this Article VIII shall adversely affect any right or protection in respect of acts or omissions of any covered person occurring prior to such amendment or repeal.

ARTICLE IX.

Amendments

These bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors.  Any bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or shareholders, provided, however, that no bylaw may be adopted that is inconsistent with the Indiana Business Corporation Law, as the same may be amended from time to time.  Notwithstanding the foregoing and anything in these Bylaws or the Articles of Incorporation to the contrary, Sections 2, 5, 10, 11, 12 and 13 of Article I, Sections 1, 2, 3, 4, 5, 6, 7 and 10 of Article II, and all sections of Articles VII, VIII and IX of these bylaws shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either:

(1)	the approval of the board of directors, or
(2)

at any regular or special meeting of the shareholders upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the corporation entitled to vote generally in the election of directors if notice of such alteration, amendment or repeal is contained in the notice of such meeting.